Exhibit 99

FOR IMMEDIATE RELEASE

3M Reports First-Quarter Results

- Company Updates Sales and Earnings Outlook  -

ST. PAUL, Minn. — April 24, 2009 - 3M (NYSE: MMM) today announced first-quarter sales of $5.1 billion, a decrease of 21.3 percent from the first quarter of 2008. Net income was $518 million, or $0.74 per share, versus $1.0 billion, or $1.38 per share in the corresponding period last year (a). Excluding special items in 2009 (b), per share earnings were $0.81, down 41 percent year-on-year.

“As expected, the global economic slowdown dramatically affected our businesses in the first quarter,” said George W. Buckley, 3M chairman, president and CEO. “Substantial end-market declines and continued inventory takedowns in major industries, including automotive, consumer electronics and general industrial manufacturing, resulted in significantly lower sales and profits.  Accordingly, we aggressively reduced our cost structure, lowered manufacturing output and intensified our attention to operational improvement. The combination of these actions drove strong operating income margins of more than 17 percent.”

Buckley continued, “In these extraordinary times, 3M employees around the world are energized by the challenges, remain keenly focused on our customers and are steadfastly committed to building for the future. In 2009, we will enhance our balance sheet by improving our free cash flow while still maintaining a significant investment in R&D. Our strategy will strengthen the company and position us for even greater success when global economies recover.”

The company adjusted its 2009 sales and earnings expectations to reflect ongoing global economic uncertainty. 3M now expects 2009 organic sales volume to decline between 11 percent and 15 percent, versus a previous planning assumption of negative 5 percent to negative 9 percent. The company also expects 2009 full-year earnings to be in the range of $3.90 to $4.30 per share, down from a previous range of $4.30 to $4.70. All estimates quoted exclude special items.

Key Financial Highlights

First-quarter worldwide sales totaled $5.1 billion, a decrease of 21.3 percent versus last year. Local-currency sales including acquisitions decreased 13.9 percent, and foreign exchange impacts reduced sales by an additional 7.1 points in the quarter. Local-currency sales including acquisitions increased 1.9 percent in Health Care, but declined in the remaining segments with Consumer and Office down 0.1 percent, Safety, Security and Protection Services down 3.6 percent, Industrial and Transportation down 20.7 percent, Display and Graphics down 26.6 percent and Electro and Communications down 29.8 percent. Excluding special items, first-quarter net income was $563 million, or $0.81 per share, versus $1.0 billion, or $1.38 per share, in the first quarter of 2008. Net income and earnings per share declined 43 percent and 41 percent respectively, excluding special items (b).

Business Segment Discussion

(Operating income and margin figures exclude special items (b))

Industrial and Transportation

•                  Sales decreased 27.5 percent to $1.6 billion.

•                  Local-currency sales declined 20.7 percent including a 2.8 percent increase from acquisitions.

•                  Foreign currency translation reduced sales by 6.8 percent.

•                  50 percent decline in North American auto builds directly impacted 3M’s auto OEM business; many other industrial market segments were down by more than 20 percent.

•                  Local-currency sales down mid-single digits in Latin America, all other major geographies declined by double-digits.

•                  Operating income of $197 million, with margins of 12.4 percent.

Health Care

•                  Sales of $1.0 billion, down 7.7 percent, including a negative 9.6 percent impact from foreign currency translation.

•                  Local-currency sales growth of 1.9 percent, largely from acquisitions.

•                  Positive local-currency growth in oral care and medical supplies businesses.

•                  Local-currency sales declined in drug delivery.

•                  Geographically, Latin America posted double-digit local-currency sales growth.

•                  Operating income declined slightly to $311 million, with margins of 31.2 percent.

Consumer and Office

•                  Sales of $795 million, down 7.1 percent, mainly due to foreign currency translation.

•                  Local-currency sales were flat, including a 2.9 percent benefit from acquisitions.

•                  Positive local-currency sales growth in do-it-yourself and stationery products businesses.

•                  Regionally, Latin America, Canada and U.S. delivered positive local-currency sales growth.

•                  Profits down slightly to $167 million, with operating margins of 21.1 percent.

Safety, Security and Protection Services

•                  Sales of $694 million, down 15.4 percent.

•                  Sales growth in local currency down 3.6 percent, including positive growth of 10.6 percent from acquisitions, primarily Aearo Technologies, Inc.

•                  The 2008 divestiture of HighJump Software, Inc. hurt sales growth by 2.2 percent.

•                  Foreign currency translation decreased sales by 9.6 percent.

•                  Global industrial manufacturing slowdown hurt organic sales in personal safety products.

•                  Sales declined in all major geographies.

•                  Profits down 34 percent to $129 million, with operating margins of 18.6 percent.

Display and Graphics

•                  Sales declined 30.2 percent to $611 million, with local-currency sales down 26.6 percent.

•                  Foreign currency translation reduced sales by 3.6 percent.

•                  Local-currency sales were flat in traffic safety systems.

•                  Optical systems’ sales declined 44 percent year-on-year, which negatively impacted Display and Graphics’ total sales growth by nearly 12 percent.

•                  Double-digit decline in commercial graphics sales as customers reduced advertising spend.

•                  Operating profits were $66 million, with a 10.9 percent margin.

Electro and Communications

•                  Sales declined 34.8 percent to $480 million, including a 5.0 point penalty from foreign currency translation.

•                  Local-currency sales down 29.8 percent due to significant double-digit market declines in many served markets—electronics, semiconductor, telecommunications and appliance.

•                  Operating profits down 84 percent to $24 million.

George W. Buckley and Patrick D. Campbell, senior vice president and chief financial officer, will conduct an investor teleconference at 9 a.m. Eastern Time (8 a.m. Central Time) today. Investors can access a Webcast of this conference, along with related charts and materials, at http://investor.3M.com.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; and (9) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “Report”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Report under “Risk Factors” in Part I, Item 1A. The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

About 3M

A recognized leader in research and development, 3M produces thousands of innovative products for dozens of diverse markets. 3M’s core strength is applying its more than 40 distinct technology platforms — often in combination — to a wide array of customer needs. With $25 billion in sales, 3M employs 76,000 people worldwide and has operations in more than 60 countries.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended
	March 31
	2009	2008
Net sales	$5,089	$6,463
Operating expenses
Cost of sales	2,772	3,336
Selling, general and administrative expenses	1,191	1,275
Research, development and related expenses	323	351
Total operating expenses	4,286	4,962
Operating income	803	1,501
Interest expense and income
Interest expense	55	55
Interest income	(11)	(30)
Total interest expense (income)	44	25
Income before income taxes	759	1,476
Provision for income taxes	229	470
Net income including noncontrolling interest	530	1,006
Less: Net income attributable to the noncontrolling interest	12	18
Net income attributable to 3M (a)	$518	$988
Weighted average 3M common shares outstanding — basic	693.5	706.5
Earnings per share attributable to 3M common shareholders — basic	$0.75	$1.40
Weighted average 3M common shares outstanding — diluted	695.9	717.2
Earnings per share attributable to 3M common shareholders — diluted (a)	$0.74	$1.38
Cash dividends paid per 3M common share	$0.51	$0.50

(a)          3M adopted SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements,” effective January 1, 2009, which, among other things, changed the presentation format and certain captions of the consolidated income statement and consolidated balance sheet. 3M uses the captions recommended by this standard in its consolidated financial statements such as “net income attributable to 3M” and “earnings per share attributable to 3M common shareholders—diluted.” However, in the preceding release 3M has shortened this language to “net income” and “earnings per share” (or a slight variation thereof), respectively.

3M Company and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions, except per-share amounts)

(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the company also discusses non-GAAP measures that exclude special items. Operating income, net income attributable to 3M (hereafter referred to as “net income”), and diluted earnings per share attributable to 3M common shareholders (hereafter referred to as “diluted earnings per share”) are all measures for which 3M provides the reported GAAP measure and an adjusted measure (excluding special items). Special items are not in accordance with, nor are they a substitute for, GAAP measures. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company uses these non-GAAP measures to evaluate and manage the company’s operations. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. The determination of special items may not be comparable to similarly titled measures used by other companies.

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three months ended March 31, 2009.

	Three-months ended
	Mar. 31, 2009
			Diluted
			earnings
	Operating	Net	per
	income	income	share
Reported GAAP measure	$803	$518	$0.74

Special items:
Restructuring actions (b)	67	45	0.07
Adjusted Non-GAAP measure	$870	$563	$0.81

(b)         During the first quarter of 2009, management approved and committed to undertake certain restructuring actions, which resulted in a pre-tax charge of $67 million. This charge related to employee-related liabilities for severance and benefits of approximately $61 million and fixed asset impairments of approximately $6 million. All business segments were impacted by these actions.

The reconciliation provided below reconciles the non-GAAP operating income measure by business segment with the most directly comparable GAAP financial measure for the three-months ended March 31, 2009. As discussed in more detail later in the section entitled “Business Segments,” 3M made certain changes to its business segments in the first quarter of 2009. Segment information for all periods presented has been reclassified to reflect these changes.

	Three-months ended
	Mar. 31, 2009
	Reported		Adjusted
	GAAP	Special	Non-GAAP
OPERATING INCOME BY BUSINESS SEGMENT	measure	items	measure
Industrial and Transportation	$174	$23	$197
Health Care	307	4	311
Consumer and Office	165	2	167
Safety, Security and Protection Services	125	4	129
Display and Graphics	60	6	66
Electro and Communications	21	3	24
Corporate and Unallocated	(33)	25	(8)
Elimination of Dual Credit	(16)	—	(16)
Total Operating Income	$803	$67	$870

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET (c)

(Dollars in millions)

(Unaudited)

	Mar. 31,	Dec. 31,	Mar. 31,
	2009	2008	2008
ASSETS
Current assets
Cash and cash equivalents	$1,632	$1,849	$2,727
Marketable securities	247	373	567
Accounts receivable — net	3,099	3,195	3,776
Inventories	2,660	3,013	3,021
Other current assets	1,009	1,168	1,234
Total current assets	8,647	9,598	11,325
Marketable securities — non-current	253	352	660
Investments	105	111	138
Property, plant and equipment — net	6,744	6,886	6,775
Prepaid pension benefits (d)	38	36	1,416
Goodwill, intangible assets and other assets (d)	8,585	8,810	6,662
Total assets	$24,372	$25,793	$26,976

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$946	$1,552	$2,042
Accounts payable	1,124	1,301	1,557
Accrued payroll	564	644	595
Accrued income taxes	314	350	710
Other current liabilities	1,780	1,992	1,796
Total current liabilities	4,728	5,839	6,700
Long-term debt	5,088	5,166	4,140
Pension and postretirement benefits (d)	2,901	2,847	1,349
Other liabilities	1,570	1,637	1,995
Total liabilities	14,287	15,489	14,184
Total stockholders’ equity — net (d)	10,085	10,304	12,792
Shares outstanding
March 31, 2009: 694,383,904 shares
December 31, 2008: 693,543,287 shares
March 31, 2008: 704,287,501 shares
Total liabilities and stockholders’ equity	$24,372	$25,793	$26,976

(c)          Certain amounts in the prior years’ Consolidated Balance Sheet have been reclassified to conform to the current year presentation. As discussed in Note 1 in 3M’s 2008 Annual Report on Form 10-K, 3M adopted SFAS No. 160 and FSP No. APB 14-1 effective January 1, 2009. These accounting pronouncements related to noncontrolling interest and convertible debt instruments, respectively, which both required retrospective application. In addition, 3M reclassified balance sheet amounts related to life insurance policies from investments to other assets and also reclassified current and non-current balance sheet amounts related to income taxes between deferred income taxes and accrued income taxes.

(d)         When comparing March 31, 2009 and December 31, 2008 to March 31, 2008 balance sheet amounts, the changes in 3M’s defined benefit pension and postretirement plans’ funded status, which is required to be measured as of each year-end, significantly impacted several balance sheet lines. This required annual measurement at December 31, 2008 decreased prepaid pension benefits’ assets by $1.7 billion, increased deferred taxes within other assets by $1.1 billion, increased non-funded pension and postretirement benefits’ long-term liabilities by $1.7 billion and decreased stockholders’ equity by $2.3 billion. Other pension and postretirement changes, such as contributions and amortization, also impacted these balance sheet captions. In addition, goodwill and intangible assets increased due to acquisition activity when compared to March 31, 2008 balances.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Three-months ended
	Mar. 31
	2009	2008
SUMMARY OF CASH FLOW:

NET CASH PROVIDED BY OPERATING ACTIVITIES	$695	$997
Cash flows from investing activities:
Purchases of property, plant and equipment	(244)	(298)
Acquisitions, net of cash acquired	(9)	(16)
Other investing activities	235	(150)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(18)	(464)
Cash flows from financing activities:
Change in debt	(598)	1,122
Purchases of treasury stock	—	(510)
Reissuances of treasury stock	34	79
Dividends paid to stockholders	(354)	(353)
Other financing activities	11	(23)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(907)	315
Effect of exchange rate changes on cash	13	(17)
Net increase (decrease) in cash and cash equivalents	(217)	831
Cash and cash equivalents at beginning of period	1,849	1,896
Cash and cash equivalents at end of period	$1,632	$2,727

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Three-months ended
	Mar. 31
	2009	2008
NON-GAAP MEASURES

Free Cash Flow:
Net cash provided by operating activities	$695	$997
Purchases of property, plant and equipment	(244)	(298)
Free Cash Flow (e)	$451	$699

(e)          Free cash flow is not defined under U.S. generally accepted accounting principles (GAAP). Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

	Mar. 31
	2009	2008
OTHER NON-GAAP MEASURES:
Net Working Capital Turns (f)	4.4	4.9

(f)            The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

	Three-Months Ended Mar. 31, 2009
				Latin
	United		Asia-	America/	World-
Sales Change Analysis By Geographic Area	States	Europe	Pacific	Canada	wide
Volume — organic	(19.6)%	(16.7)%	(24.1)%	(14.4)%	(19.5)%
Price	3.5	1.9	(1.5)	8.7	2.2
Organic local-currency sales	(16.1)	(14.8)	(25.6)	(5.7)	(17.3)
Acquisitions	4.6	4.5	0.8	2.9	3.4
Local-currency sales	(11.5)	(10.3)	(24.8)	(2.8)	(13.9)

Divestitures	(0.7)	(0.1)	—	(0.1)	(0.3)
Translation	—	(15.4)	(3.6)	(17.5)	(7.1)
Total sales change	(12.2)%	(25.8)%	(28.4)%	(20.4)%	(21.3)%

	Three-Months Ended Mar. 31, 2009
	Organic
Worldwide	local-		Local-			Total
Sales Change Analysis	currency	Acqui-	`currency	Divest-	Trans-	sales
By Business Segment	sales	sitions	sales	itures	lation	change
Industrial and Transportation	(23.5)%	2.8%	(20.7)%	—%	(6.8)%	(27.5)%
Health Care	(0.1)%	2.0%	1.9%	—%	(9.6)%	(7.7)%
Consumer and Office	(3.0)%	2.9%	(0.1)%	—%	(7.0)%	(7.1)%
Safety, Security and Protection Services	(14.2)%	10.6%	(3.6)%	(2.2)%	(9.6)%	(15.4)%
Display and Graphics	(28.8)%	2.2%	(26.6)%	—%	(3.6)%	(30.2)%
Electro and Communications	(30.4)%	0.6%	(29.8)%	—%	(5.0)%	(34.8)%

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the first quarter of 2009, 3M made certain product moves between its business segments in its continuing effort to drive growth by aligning businesses around markets and customers. There were no changes related to product moves for the Health Care segment, Display and Graphics segment or Electro and Communications segment, or 3M in total. The product moves between business segments are summarized as follows:

•                  Certain 3M window films, such as 3M™ Scotchtint™ Window Film for buildings and 3M™ Ultra Safety and Security Window Film for property and personal protection during destructive weather conditions, were previously part of the Building and Commercial Services Division within the Safety, Security and Protection Services business segment. These window films were transferred to the newly created Renewable Energy Division, which is part of the Industrial and Transportation business segment. The Renewable Energy Division consists of current 3M solar energy creation and management products and solutions, as well as products focused on the renewable energy markets. Renewable Energy’s portfolio includes various 3M products for solar energy production and solar energy management (such as window films) and also includes responsibility for wind, geothermal and biofuel oriented products. The preceding product moves resulted in an increase in net sales for total year 2008 of $152 million for Industrial and Transportation, which was offset by a corresponding decrease in net sales for Safety, Security and Protection Services.

•                  3M acquired Aearo Holding Corp., the parent company of Aearo Technologies Inc. (hereafter referred to as Aearo), in April 2008. Aearo manufactures and sells personal protection and energy absorbing products through both the Industrial and Consumer retail channels. The consumer retail portion of Aearo’s business manufactures and markets personal safety products, including safety glasses and hearing protectors, among other products, to the do-it-yourself consumer retail markets. The do-it-yourself retail market portion of 3M’s Aearo business (previously in the Occupational Health and Environmental Safety Division within the Safety, Security and Protection Services business segment) was transferred to the Construction and Home Improvement Division within the Consumer and Office business segment. The preceding product moves resulted in an increase in net sales for total year 2008 of $49 million for Consumer and Office, which was offset by a corresponding decrease in net sales for Safety, Security and Protection Services.

Also, during the first quarter of 2009, 3M changed its segment reporting measures to include dual credit to business segments for certain U.S. sales and related operating income. Management now evaluates each of its six operating business segments based on net sales and operating income performance, including dual credit U.S. reporting. This change was made to further incentivize U.S. sales growth. As a result, 3M now provides additional (“dual”) credit to those business segments selling products in the U.S. to an external customer when that segment is not the primary seller of the product. For example, certain respirators are primarily sold by the Occupational Health and Environmental Safety Division within the Safety, Security and Protection Services business segment; however, the Industrial and Transportation business segment also sells this product to certain customers in its U.S. markets. In this example, the non-primary selling segment (Industrial and Transportation) would also receive credit for the associated net sales it initiated and the related approximate operating income. The assigned operating income related to dual credit activity may differ from operating income that would result from actual costs associated with such sales. The offset to the dual credit business segment reporting is reflected as a reconciling item entitled “Elimination of Dual Credit,” such that sales and operating income for the U.S. in total are unchanged.  Segment information for all periods presented has been reclassified to reflect this new segment structure.

	Three-months ended
BUSINESS SEGMENT INFORMATION	Mar. 31
(Millions)	2009	2008
NET SALES
Industrial and Transportation	$1,581	$2,182
Health Care	997	1,080
Consumer and Office	795	855
Safety, Security and Protection Services	694	821
Display and Graphics	611	875
Electro and Communications	480	735
Corporate and Unallocated	4	6
Elimination of Dual Credit	(73)	(91)
Total Company	$5,089	$6,463
OPERATING INCOME
Industrial and Transportation	$174	$492
Health Care	307	322
Consumer and Office	165	170
Safety, Security and Protection Services	125	196
Display and Graphics	60	188
Electro and Communications	21	149
Corporate and Unallocated	(33)	4
Elimination of Dual Credit	(16)	(20)
Total Company	$803	$1,501

For the three-months ended March 31, 2009, refer to the preceding note (b) and the preceding reconciliation of operating income by business segment for a discussion and summary of items that impacted reported business segment operating income. 3M had no special items for the three months ended March 31, 2008.

Investor Contacts:	Matt Ginter	Media Contact:	Jacqueline Berry
	3M		3M
	(651) 733-8206		(651) 733-3611

Bruce Jermeland
3M
(651) 733-1807

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000